                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement [_]  Confidential, for Use of the Commission
                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          PACIFIC MERCANTILE BANCORP
               (Name of Registrant as Specified In Its Charter)

                                      N/A
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1) Title of each class of securities to which transaction applies:

       ________________________________________________________________________
   (2) Aggregate number of securities to which transaction applies:

       ________________________________________________________________________
   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       ________________________________________________________________________
   (4) Proposed maximum aggregate value of transaction:

       ________________________________________________________________________
   (5) Total fee paid:

       ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:

       ________________________________________________________________________
   (2) Form, Schedule or Registration Statement No.:

       ________________________________________________________________________
   (3) Filing Party:

       ________________________________________________________________________
   (4) Date Filed:

       ________________________________________________________________________

[LOGO] Pacific Mercantile Bancorp

                          Pacific Mercantile Bancorp

                                                                 April 18, 2002

Dear Shareholder:

   The Board of Directors joins me in extending to you a cordial invitation to attend the Annual Meeting of Shareholders of Pacific Mercantile Bancorp (the "Company") which will be held on Tuesday, May 21, 2002, at 2:00 P.M., at the Sutton Place Hotel, 4500 MacArthur Blvd., Newport Beach California 92660.

   The attached Notice of Annual Meeting and Proxy Statement describes in detail the matters to be acted on at the meeting. We also will discuss the operations of the Company and its wholly-owned subsidiary, Pacific Mercantile Bank (the "Bank"). Your participation in Company activities is important, and we hope you will attend.

   Whether or not you plan to attend the meeting, please be sure to complete, sign, date and return the enclosed proxy card in the accompanying postage-paid reply envelope, so that your shares may be voted in accordance with your wishes. Returning the enclosed proxy will not prevent you from voting in person if you choose to attend the Annual Meeting.

                                          Sincerely,

                                          /s/ Raymond E. Dellerba
                                          Raymond E. Dellerba
                                          President and Chief Executive Officer

                          PACIFIC MERCANTILE BANCORP
                      949 South Coast Drive, Third Floor
                         Costa Mesa, California 92626

                               -----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held May 21, 2002

                               -----------------

NOTICE TO THE SHAREHOLDERS OF PACIFIC MERCANTILE BANCORP:

   The 2002 Annual Meeting of Shareholders of Pacific Mercantile Bancorp (the "Company") will be held at the Sutton Place Hotel, 4500 MacArthur Blvd, Newport Beach, California 92660, on Tuesday, May 21, 2002, at 2:00 PM., Pacific Time, for the following purposes:

    1. To re-elect seven incumbent Directors of the Company, who are named in the accompanying Proxy Statement, to serve as Directors for the ensuing year and until their successors are elected and qualified;

    2. To ratify the selection of Grant Thornton LLP as the Company's Independent Certified Public Accountants for fiscal 2002; and

    3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

   Only Shareholders of record at the close of business on April 8, 2002 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

                                          By order of the Board of Directors

                                          /s/ Raymond E. Dellerba
                                          Raymond E. Dellerba
                                          President and Chief Executive Officer

April 18, 2002

  YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU SHOULD COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY. Returning the enclosed proxy will not prevent you from voting in person if you choose to attend the Annual Meeting.

                          PACIFIC MERCANTILE BANCORP
                      949 South Coast Drive, Third Floor
                         Costa Mesa, California 92626

                               -----------------

                                PROXY STATEMENT

                               -----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held May 21, 2002

                               -----------------

                                 INTRODUCTION

   This Proxy Statement is furnished to you in connection with the solicitation of proxies by the Board of Directors of Pacific Mercantile Bancorp, a California corporation (the "Company"), for use at the 2002 Annual Meeting of Shareholders to be held on Tuesday, May 21, 2002, at 2:00 P.M., Pacific Time, at the Sutton Place Hotel, 4500 MacArthur Blvd., Newport Beach, California 92660, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about April 22, 2002.

                            SOLICITATION OF PROXIES

   The Company's Board of Directors is asking that shareholders complete, sign and return the enclosed Proxy Card, which will enable your shares to be voted at the Annual Meeting. If you do sign and return a Proxy Card to us prior to the Meeting, your shares will be voted in accordance with your instructions indicated on the Proxy Card. If, on the other hand, you sign and return a Proxy Card that does not contain any instructions, your shares will be voted in accordance with the Board of Directors' recommendations, described below, on each of the proposals to be voted on at the Annual Meeting. A shareholder giving a proxy may revoke it at any time before it is exercised by sending us a written revocation addressed to the Corporate Secretary, Pacific Mercantile Bancorp, 949 South Coast Drive, Third Floor, Costa Mesa, CA 92626; sending us a later dated Proxy Card with different instructions; or attending the Annual Meeting and voting in person.

                               VOTING SECURITIES

   Holders of record of common stock of the Company at the close of business on April 8, 2002 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 6,355,898 shares of common stock of the Company outstanding and entitled to vote at the Annual Meeting. A majority of those shares, represented in person or by proxy, will constitute a quorum at the Annual Meeting. Shareholders who withhold authority to vote on the election of directors or abstain on any proposal, and broker non-votes, will be counted in determining the presence of a quorum. Each shareholder is entitled to one vote for each share of common stock held as of the Record Date, except that if any shareholder in attendance at the Annual Meeting announces an intention to cumulate votes in the election of directors prior to the voting, then all shareholders will be entitled to cumulate votes in that election. In an election of directors held by cumulative voting, each shareholder is entitled to cast a number of votes that is equal to the number of directors to be elected (which at this Annual Meeting will be seven) multiplied by the number of shares which the shareholder is entitled to vote at the meeting and to cast all of those votes for a single nominee or to distribute them on the same principle among as many nominees as the shareholder may choose. The persons named in the enclosed proxy do not intend, but may chose, to give such notice and vote the shares they represent in that manner.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   Set forth below is information regarding the beneficial ownership of the Company's common stock as of April 8, 2002 by (i) each of Company's directors,
(ii) those of its executive officers named in the Compensation Table set forth below in this Proxy Statement, and (iii) all of the current directors and executive officers as a group.

                                           Number of Shares        Percent of
Name                                    Beneficially Owned (1) Shares Outstanding
----                                    ---------------------- ------------------
Raymond E. Dellerba....................        338,420(2)(3)           5.1%
George H. Wells........................        127,311(2)(4)           2.0%
Ronald W. Chrislip.....................         86,589(2)(5)           1.4%
Julia M. DiGiovanni....................         84,589(2)(6)           1.4%
Warren T. Finley.......................         62,556(2)(7)             *
John Thomas, M.D.......................        108,089(2)              1.7%
Robert E. Williams.....................         94,006(2)              1.5%
John McCauley..........................         56,151(2)                *
John P. Cronin.........................         33,939(2)                *
Daniel L. Erickson.....................         17,450(2)                *
All directors and officers as a group
  (9 persons)..........................        952,949(8)             14.0%

--------
*   Represents less than 1% of the outstanding shares.

(1) Beneficial ownership includes voting and investment power with respect to shares shown as beneficially owned. Shares subject to options that are exercisable on or before June 7, 2002 are deemed outstanding for purposes of computing the shares and percentage ownership of the person holding such options, but are not deemed outstanding in computing the percentage ownership of any other person. Except as otherwise indicated and except for the effect of community property laws, the persons listed in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2) Includes the following shares that may be purchased on exercise of options on or before June 7, 2002: Mr. Dellerba--265,620 shares; Mr. Wells--58,811 shares; Mrs. DiGiovanni and Messrs. Chrislip and Thomas-- 22,089 shares each; Messrs. Finley and Williams--28,006 shares each; Mr. McCauley--30,151 shares; Mr. Cronin--15,839 shares; and Mr. Erickson--9,200 shares.

(3) Does not include and Mr. Dellerba disclaims beneficial ownership of 2,500 shares owned by Mr. Dellerba's mother as custodian of such shares for the benefit of Mr. Dellerba's minor children

(4) Does not include and Mr. Wells disclaims beneficial ownership of 2,500 shares owned by his spouse.

(5) Does not include and Mr. Chrislip disclaims beneficial ownership of 2,650 shares which are owned by certain family members (not residing with him).

(6) Does not include and Mrs. DiGiovanni disclaims beneficial ownership of 1,500 shares which are owned by certain family members (not residing with her).

(7) Does not include and Mr. Finley disclaims beneficial ownership of 31,100 shares which are owned by family members (not residing with him).

(8) Includes a total of 471,749 shares that may be acquired on exercise of stock options on or before June 7, 2002. Does not include shares beneficially owned by Mr. McCauley, who is no longer an officer or director of the Company.

                             ELECTION OF DIRECTORS

                               (Proposal No. 1)

   Seven directors will he elected at the Annual Meeting to hold office until the next annual shareholders meeting is held or until their successors are elected and have qualified. The Board of Directors has nominated for election the persons named below, all of whom are incumbent directors and have consented to serve as directors, if re-elected. Unless otherwise instructed, the proxy holders named in the enclosed proxy intend to vote the proxies received by them for those nominees. If any nominee becomes unable to serve as a director, the proxy holders will vote proxies received by them for the election of a substitute nominee selected by the Board of Directors. If any shareholder gives notice at the Meeting of his or her intention to cumulate votes in the election of Directors, the proxy holders shall have the discretion to allocate and cast the votes represented by the proxies they hold among the nominees named below in such proportions as they deem appropriate in order to elect as many of such nominees as is possible.

Vote Required and Recommended of the Board of Directors

   Under California law, the seven nominees receiving the most votes from holders of shares of common stock present or represented by proxy and entitled to vote at the Meeting will be elected to serve as Directors of the Company for the ensuing year. As a result, shares as to which the authority to vote is withheld and broker non-votes will have no effect on the outcome of the election of directors.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

Nominees

   The following sets forth the names and is a brief description of the principal occupation and recent business experience of each of the nominees selected by the Board of Directors for election to the Company's Board of Directors at the Annual Meeting:

   Raymond E. Dellerba, age 54, has served as President, Chief Executive Officer and a Director of the Company and the Bank since the respective dates of their inception. From February 1993 to June 1997, Mr. Dellerba served as the President, Chief Operating Officer and director of Eldorado Bank, and as Executive Vice President and a director of Eldorado Bancorp. Mr. Dellerba has more than 30 years of experience as a banking executive, primarily in Southern California and in Arizona.

   George H. Wells, age 67, has served as the Chairman of the Board and a Director of the Company and the Bank since the respective dates of their inception. Mr. Wells is a private investor. Mr. Wells was a founding director of Eldorado Bank in 1972 and served as Chairman of that bank and of its parent holding company, Eldorado Bancorp, from 1979 to 1997, when Eldorado Bank was sold. Prior to becoming a private investor, Mr. Wells held various executive positions with Technology Marketing Incorporated, a publicly owned computer development services and software company, including Chairman, President, Treasurer and Chief Financial Officer.

   Ronald W. Chrislip, age 50, has served as a Director of the Company and the Bank since the respective dates of their inception. Mr. Chrislip has been an attorney in private practice in the City of Santa Ana, California since 1976. Mr. Chrislip also has a law office in San Clemente.

   Julia M. DiGiovanni, age 82, has served as a Director of the Company and the Bank since the respective dates of their inception. Mrs. DiGiovanni is, and for more than the past five years has been, a private investor. She also served as a director of Eldorado Bank and its parent corporation, Eldorado Bancorp, from October 1995 until 1997. Mrs. DiGiovanni also served as a member of the Board of Directors of Mariners Bank, a state chartered bank based in San Clemente, California, from 1991 until 1995, when that Bank was acquired by Eldorado Bank.

   Warren T. Finley, age 70, has served as a Director of the Company and the Bank since the respective dates of their inception. Mr. Finley also is the Chairman of the Management and Incentive Committee of the Bank. Mr. Finley is an attorney who is, and for more than 40 years has been, engaged in the private practice of law in Orange County, California. Mr. Finley also served as a director of Eldorado Bank and its parent holding company, Eldorado Bancorp, from 1972 to 1997.

   John Thomas, M.D., age 52, has served as a Director of the Company and the Bank since the respective dates of their inception. Dr. Thomas is a licensed physician who is, and for more than the past 15 years, has been engaged in the private practice of medicine, specializing in the practice of Radiation Oncology. He also serves as, and for more than the past 7 years has been, the Medical Director of the San Clemente Tumor Medical Center. He is a Diplomate of the American Board of Radiology and a Clinical Assistant Professor for the University of Southern California School of Medicine and is a member of the Standards Committee for the American College of Radiation Oncology. Dr. Thomas is President of the San Clemente Physicians Medical Group, Inc.

   Robert E. Williams, age 59, has served as a Director of the Company and the Bank since the respective dates of their inception and Chairman of the Company's Audit Committee. Mr. Williams is, and for more than 20 years has been, a certified public accountant, with Robert E. Williams Accountancy Corporation, a firm that he established in 1978. Mr. Williams is also in association with the accounting firm of Williams, Magdaleno and Crellin.

   There are no family relationships among any of the officers or directors of the Company.

Meetings of the Board of Directors

   The Board of Directors of the Company held 12 meetings during the calendar year ended December 31, 2001. Each incumbent director attended at least 75% of the aggregate of the number of meetings of the Board and the number of meetings held by all committees of the Board on which he or she served (during the periods that he or she served).

Section 16(a) Beneficial Ownership Reporting Compliance

   Based upon information made available to the Company, the Company believes that all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its directors and officers were satisfied with respect to the Company's fiscal year ended December 31, 2001. To the Company's knowledge, no one owns as much as 10% of its shares.

Committees of the Board of Directors

   In addition to meeting as a group, the Directors have established committees to review and supervise various aspects of the operations of the Company and the Bank. These committees include the following:

   The Audit Committee, which is made up entirely of Directors who are not, and have never been, officers or employees of the Company or the Bank, provides oversight of the Company's audit and compliance programs and coordinates audit matters with the Company's independent auditors. Robert E. Williams is the Chairman of the Audit Committee and the other members of the Audit Committee are Julia M. DiGiovanni and Warren T. Finley. The Audit Committee held 13 meetings in 2001.

   The Management and Incentive Committee, which is the Company's compensation committee, has the authority to approve the salaries and grants of bonuses and options to the management of the Company and the Bank, and oversees the development and implementation of compensation and benefit programs that are designed to enable the Company and the Bank to retain existing, and attract new, management personnel and thereby remain competitive with other financial institutions in its market areas. Warren Finley serves as Chairman of this Committee, and the other members of that Committee are Raymond E. Dellerba, Julia M. DiGiovanni, Ronald W. Chrislip and Barbara I. Palermo, Executive Vice President of Administration of the Bank. The Management and Incentive Committee held 2 meetings in 2001.

                      COMPENSATION OF EXECUTIVE OFFICERS

   The following table sets forth compensation received in each of the fiscal years in the three year period ended December 31, 2001, by the Company's Chief Executive Officer, and the other executive officers whose aggregate cash compensation for services rendered to the Company in all capacities in 2001 exceeded $100,000 (collectively, the "Named Officers"):

                                                                                     Long-Term
                                                                                    Compensation
                                                                    Annualized         Awards
                                                                   Compensation        Shares
                                                                -------------------  Underlying
Name and Positions                                         Year  Salary  Bonuses(1)  Options(#)
------------------                                         ---- -------- ---------- ------------
Raymond E. Dellerba....................................... 2001 $160,000  $ 82,900     90,000
  President and Chief Executive Officer                    2000  138,400   141,300    150,000
  of the Company and the Bank                              1999  120,000    15,000    125,530

John J. McCauley.......................................... 2001 $119,000  $     --         --
  Executive Vice President and Chief Operating Officer     2000  110,300    22,000     31,000
  of the Company and the Bank                              1999  100,000     7,500     36,586

John P. Cronin............................................ 2001 $116,700  $     --         --
  Executive Vice President and Chief Information Officer   2000  100,000    13,500     30,000
  of the Company and the Bank                              1999   90,000     3,500     13,066

Daniel L. Erickson........................................ 2001 $103,000  $     --         --
  Executive Vice President and Chief Financial Officer     2000   95,600    11,000     14,000
  of the Company and the Bank                              1999   92,500     3,000     10,000

--------
(1) Bonuses paid to the Named Officers were awarded, on a discretionary basis, by the Board of Directors of the Bank.

   In addition to the compensation set forth above and the compensation provided for under Mr. Dellerba's employment agreement, the material terms of which are summarized below, each executive officer receives health and life insurance benefits and other incidental job-related benefits, and is entitled to participate in any incentive compensation programs that may be adopted for management employees of the Company or the Bank. Also, automobiles were provided to Mr. Dellerba and Mr. McCauley for use on Company business.

Option Grants to Executive Officers

   Set forth in the following table is information relating to the options that were granted to Raymond Dellerba during the fiscal year ended December 31, 2001. No options were granted to any of the other Named Officers in 2001.

                                                                        Potential Realizable
                                          Percent                       Value of Options at
                                         of Total                       Assumed Annual Rates
                              Number of   Options                          of Stock Price
                                Shares    Granted  Exercise               Appreciation(2)
                              Underlying in Fiscal Price(1)  Expiration --------------------
Name                           Options     2001    ($/Share)    Date       5%        10%
----                          ---------- --------- --------- ---------- --------  ----------
Raymond E. Dellerba..........   90,000     77.9%     $7.75    1-31-11   $438,700  $1,111,600

--------
(1) The exercise price of the options is equal to the fair market value of the underlying shares of stock on the date of grant. The closing price per share of the Company's common stock on December 31, 2001, as reported by NASDAQ, was $8.00.

(2) Potential realizable value is based on the assumption that our common stock appreciates at annual rates of 5% and 10%, respectively, compounded annually from the date of grant and to the expiration of the ten-year term of the options. These amounts are calculated based on Securities and Exchange Commission requirements and do not reflect our projection or estimate of future stock price growth.

   Of the total number of options granted in 2001, options to purchase a total of 25,500 shares of our common stock were granted to other employees of the Company. These options become exercisable in periodic installments over a five
(5) year period following the grant of the options and, if and to the extent not exercised, will expire in 2011.

Fiscal Year-End Option Values

   None of the Named Officers exercised any options in 2001. The following table provides information with respect to the value of unexercised "in-the-money" options held by the Named Officers as of December 31, 2001.

                                  Number of Securities       Value of Unexercised
                                 Underlying Unexercised          In-the-Money
                                  Options at FY-End(#)      Options at FY-End($)(1)
                              ---------------------------- -------------------------
Name                          Exercisable Unexercisable(2) Exercisable Unexercisable
----                          ----------- ---------------- ----------- -------------
Raymond E. Dellerba..........   248,530       117,000       $622,900     $ 29,300
John McCauley................    20,834        46,752         67,300      123,000
John Cronin..................    11,225        31,841         29,425       65,441
Daniel Erickson..............     6,800        17,200         20,100       40,400

--------
(1) The value of unexercised options has been calculated on the basis of the fair market value of the Company common stock on December 31, 2001 less the applicable exercise price per share, multiplied by the number of shares underlying such options.

(2) Mr. Dellerba's options become exercisable in monthly installments over a five-year period from the date on which they were granted. The options held by Messrs. McCauley, Cronin and Erickson become exercisable in five equal annual installments which commenced on their respective grant dates.

Employment Agreements

   The Company has entered into employment or severance agreements with the following executive officers:

   Raymond Dellerba. The Bank has entered into a multi-year employment agreement with Mr. Dellerba under which he is employed as its President and Chief Executive Officer. The original term of the agreement was three years, ending on April 23, 2002, subject to automatic renewals for additional successive one year periods through the year 2013 unless sooner terminated by either party. Neither party has elected, by advance notice, to terminate the agreement. As a result, Mr. Dellerba's employment agreement will remain in effect until at least April 23, 2003.

       Salary. Under the employment agreement, Mr. Dellerba is entitled to receive annual base salary in an amount which is not less than the median salary for chief executive officer of banks headquartered in the Western United States that are of comparable size to the Bank. Based on that formula, his base salary in the fiscal year ended December 31, 2001 was $160,000.

       Bonus Compensation. Mr. Dellerba's employment agreement provides that will receive a bonus in an amount which will be determined by agreement between the Bank and Mr. Dellerba on the basis of the Company's pretax profits for the year, after consultation with an independent compensation consultant; provided that each year's bonus will be at least equal to 35% of Mr. Dellerba's base salary, or 3.5% of the Company's pre-tax profits for that year, whichever is greater.

       Participation in Management Equity Plans. Mr. Dellerba's employment agreement provides that he is entitled to participate in the Company's equity compensation plans such that he will receive at least one-sixth of all options issued to all employees or other participants in such plans. In addition, following the calendar year in which the Company achieves a ratio of net earnings to average total assets (exclusive of any good will) of at least one percent (1%), Mr. Dellerba will receive fully vested options to purchase, at an exercise price equal to the then fair market value of Company shares, a number of Company shares equal to 0.5% of the sum of the number of Company shares then outstanding and the number of shares subject to then outstanding stock options. For the year ended December 31, 2001, that ratio was 0.94%.

       Transaction-Based Compensation. Mr. Dellerba's employment agreement provides that if there occurs a change of control of the Company, by means of a private sale of shares, a sale of all or substantially all of its assets or a merger, either during the term of his employment or within 24 months of a termination of his employment by the Company, other than for cause or due to his death, disability or voluntary resignation, Mr. Dellerba will be entitled to receive one percent (1%) of the gross proceeds of that change of control transaction. If the Company, the Bank or any other of Company's subsidiaries completes a public offering of its shares, then Mr. Dellerba would receive a bonus equal to 1% of the increase in shareholder's equity during the year in which that offering is consummated (net of any increase attributable to any net profits earned). Payment of any such transaction-based compensation will be payable to Mr. Dellerba, at his election, either in cash or in shares of Company stock.

       Retirement Benefits. The employment agreement provided that, subject to certain vesting requirements, upon his reaching a retirement age of 65, Mr. Dellerba would become entitled to receive monthly payments as follows: (i) $6,250 per month for the first five years after reaching age 65; (ii) $8,333 per month for the next succeeding five years, and (iii) $10,417 per month for the next succeeding five years. During the year ended December 31, 2001, the retirement benefit provisions of the employment agreement were replaced by a Supplemental Retirement Plan (the "Retirement Plan"), which provides that, subject to the vesting requirements described below, upon reaching age 65, Mr. Dellerba would become entitled to receive 180 equal monthly installments, each in the amount of $8,333 (the "Retirement Payments"). Mr. Dellerba's right to receive these Retirement Payments vests monthly during the term of his employment at a rate equal to 1.5 of the monthly Retirement Payments for each month of service under his employment agreement, subject to accelerated vesting, as follows: (i) if Mr. Dellerba's employment is terminated "without cause" or if he terminates his employment for "good reason" (as such terms are defined in the Retirement Plan), then he will become entitled to a total of 24 months of Retirement Payments or the then vested Retirement Payments, whichever is greater; (ii) if there occurs a Change in Control of the Company (as defined in the Retirement Plan) or Mr. Dellerba dies, then all 180 Retirement Payments will become vested. If Mr. Dellerba dies prior to the payment of all of the Retirement Payments, whether before or after age 65, then the vested monthly Retirement Payments will be paid to Mr. Dellerba's heirs. In order to assure that there will be funds to pay the Retirement Payments, the Bank has established a trust into which it is obligated to make periodic contributions (which, however, will remain subject, under certain specified circumstances, to the claims of the Bank's creditors).

       Severance Benefits. In the event Mr. Dellerba's employment is terminated without cause or he elects to terminate his employment as a result of changes that the Company unilaterally makes to the terms or conditions of his employment that adversely affect him, Mr. Dellerba will be entitled to receive a lump sum cash payment equal to his base salary and target bonus for the remainder of the term of his employment agreement or for the succeeding twenty-four (24) months, whichever is longer. He also will be entitled to a continuation of his health insurance and other benefits for a period of two (2) years. Additionally, on any such termination, all unvested options and other unvested equity compensation to which he would otherwise be entitled will become vested.

       Other Benefits. Mr. Dellerba also receives the use of a company-paid automobile, two club memberships, health and life insurance benefits and the standard employee health, welfare and other benefit plans.

       Adjustments to Compensation. If the Company or the Bank hires another executive at a compensation level that exceeds the compensation payable to Mr. Dellerba, Mr. Dellerba's compensation and benefits will be adjusted upward to be at least equal to that of the other executive.

   Messrs. McCauley, Erickson and Cronin. The Company has entered into severance agreements with Mr. McCauley, the Company's Chief Operating Officer, Mr. Erickson, the Company's Chief Financial Officer and Mr. Cronin, the Company's Chief Information Officer. Under those agreements, if any of them is terminated by the Company, without cause, or there occurs a change of control (as defined below) of the Company that leads to an adverse change in the executive officer's position with the Company, or in the executive officer's salary or benefits, then the affected officer would be entitled to receive the following severance compensation: Mr. McCauley--6 months in the case of a termination without cause or 12 months in the case of a change of control; Mr. Cronin--6 months in the case of a termination without cause or 12 months in the case of a change of control, and Mr. Erickson--6 months in the case of either a termination without cause or a change of control. In April 2002, the employment of Mr. McCauley terminated. As a result, he has become entitled to receive six months of severance compensation pursuant to his severance agreement.

Compensation of Directors

   The Chairman of the Board receives $350, and the non-employee directors receive $250, for each meeting of the Company's Board of Directors that they attend. In addition, non-employee directors, including the Chairman, receive $500 for each meeting of the Bank's Board of Directors, and $100 for each Committee meeting, that they attend, up to a maximum of $600 per month. The Chairman of the Board of Directors also receives an additional stipend of $100 per month as compensation for his additional responsibilities as Chairman.

Certain Transactions

   The Bank has had, and in the future may have, banking transactions in the ordinary course of its business with directors, principal stockholders and their associates, including the making of loans to directors and their associates. Such loans and other banking transactions are made on the same terms, including interest rates and collateral securing the loans, as those prevailing at the time for comparable transactions with persons of comparable creditworthiness who have no affiliation with the Company or the Bank. In addition, such loans are made only if they do not involve more than the normal risk of collectibility and do not present other unfavorable features.

Compensation Committee Interlocks and Insider Participation

   The members of the Board of Directors' Management and Incentive Committee, which performs the functions of a compensation committee, are Warren T. Finley, Ronald W. Chrislip and Julia M. DiGiovanni, all of whom are non-employee Directors of the Company and the Bank, and Raymond E. Dellerba, the President and Chief Executive Officer of the Company and the Bank and Barbara I. Palermo, Executive Vice President of Administration of the Bank. The primary roles of Mr. Dellerba and Ms. Palermo on the Management and Incentive Committee is to provide input on the performance of other executive officers and key management employees, and neither Mr. Dellerba nor Ms. Palermo participates in the deliberations, and neither of them votes on decisions, regarding their respective compensation. No executive officer of the Company served on the board of directors or compensation committee of any entity which has one or more executive officers serving as members of the Company's Board of Directors or Management and Incentive Committee.

               REPORT OF THE MANAGEMENT AND INCENTIVE COMMITTEE

   The Management and Incentive Committee is responsible for approving the salaries and grants of bonuses and options to our management, and overseeing the development and implementation of compensation and benefit programs that are designed to enable the Company and Bank to retain existing, and attract new, management personnel and thereby remain competitive with other financial institutions in its market areas.

   The following report is submitted by the Management and Incentive Committee members with respect to the executive compensation policies established by the Management and Incentive Committee and approved by the Board of Directors of the Company and the compensation of executive officers in the fiscal year ended December 31, 2001.

Compensation Policies and Objectives

   In adopting, and also evaluating the effectiveness of, compensation programs for executive officers, as well as other management employees of the Company and the Bank, the Management and Incentive Committee is guided by three basic principles:

  . The Company and the Bank must be able to attract and retain highly-qualified and experienced banking professionals with proven performance records.

  . A substantial portion of annual executive compensation should be tied to the Bank's performance, measured in terms of profitability, asset growth and asset quality and other factors that can affect the financial performance of the Bank.

  . The financial interests of the Company's senior executives should be aligned with the financial interests of the shareholders, primarily through stock option grants which reward executives for improvements in the market performance of the Company's common stock.

Attracting and Retaining Executives and Other Key Employees

   There is substantial competition among banks and other financial institutions and service organizations for qualified banking professionals. In order to retain executives and other key employees, and to attract additional well-qualified banking professionals when the need arises, the Company strives to offer salaries and health care, retirement and other employee benefit programs to its executives and other key employees which are competitive with those offered by other banks and financial services organizations in California.

   In establishing salaries for executive officers, the Committee reviews (i) the historical performance of the executives; and (ii) available information regarding prevailing salaries and compensation programs at banks and other financial organizations which are comparable, in terms of asset-size, capitalization and performance, to the Bank. Another factor which is considered in establishing salaries of executive officers is the cost of living in Southern California, which generally is higher than in other parts of the country.

Performance-Based Compensation

   During 1999 and 2000, which were the Company's first two year's of operations, discretionary bonuses were awarded to the Executive Officers based on the recommendations of the Committee. Those bonuses were based on the growth and accomplishments achieved in the first two years of the Company's operations.

   For the fiscal year ended December 31, 2001, the Committee identified several performance factors which affect a bank's profitability and which the Committee believes are important to the enhancement of shareholder value. These include, among others, asset growth; the quality and collectibility of the Bank's assets, which consist primarily of loans and investment securities; the volume and mix of deposits, which affect the Bank's net interest margin or "spread" and also its non-interest income; and the level of the Bank's non-interest expense. The Committee formulated and recommended to the Board of Directors and it approved an annual incentive compensation plan that for the year ended December 31, 2001 that provided for the awarding of bonuses to senior executives based on annual performance goals for the Bank in each of these areas and on the extent to which the Bank achieved earnings goals established by the Board of Directors. Under that plan, a percentage (to be determined by the Committee and approved by the Board) of the amount of the Bank's annual earnings above the pre-established earnings goal were set aside as a pool from which bonuses could be paid. The amount of the bonuses to be awarded to senior executives under the plan would be based on the extent to which the Bank had achieved or exceeded the goals in each of the performance areas and the allocation of the bonuses among Executive Officers and other management personnel would depend on an assessment by the Committee of their respective contributions thereto.

   Although many of the goals established for the 2001 bonus plan were achieved, the Committee recommended and based on that recommendation the Board of Directors determined that, except for a bonus awarded to the President and Chief Executive Officer, no bonuses would be paid to any of the Named Officers for the year ended December 31, 2001. That decision was made because certain of the performance goals, primarily of an operational nature, were not fully achieved.

CEO Compensation

   The Board of Directors decided that it would be prudent and in the Company's best interests to enter into multi-year employment agreement with its Chief Executive Officer. A description of that agreement is contained above in the Section of this Proxy Statement entitled "Compensation of Executive Officers--Employment Agreements." Such an agreement serves to assure continuity and stability in that position and to deter competing banks from attempting to hire away the our Chief Executive Officer. Other considerations that led the Board of Directors to approve Mr. Dellerba's employment agreement were (i) the extent of Mr. Dellerba's banking experience, developed primarily in Southern California, (ii) the loyal following Mr. Dellerba has developed over the years with businesses based in and individuals residing in the Bank's market areas in Southern California, which enabled us to attract a substantial number of customers to the Bank without having to incur significant marketing costs, and
(iii) the compensation arrangements that other banks and financial services companies in Southern California have entered into with their chief executive officers that have banking experience and track records comparable to that of Mr. Dellerba.

   Pursuant to Mr. Dellerba's employment agreement, he was paid a salary of $160,000 in 2001 and the Board of Directors awarded Mr. Dellerba a bonus of $82,900 based on his contribution to the Company's growth and the improvement in its profitability in fiscal 2001.

Stock Programs

   In order to align the financial interests of senior executives and other key employees with those of the shareholders, the Company grants stock options to its senior executives and other key employees on a periodic basis. Stock option grants reward senior executives and other key employees for performance that results in improved market performance of the Company's stock, which directly benefits all shareholders. Generally, the number of shares included in each stock option grant is determined based on an evaluation of the executive's importance to the future performance of the Company. As a general rule, the more senior the executive, the greater the number of option shares that are awarded.

                                          Respectfully Submitted,

                                          The Management and Incentive Committee

                                          Warren T. Finley
                                          Ronald W. Chrislip
                                          Julia M. DiGiovanni
                                          Raymond E. Dellerba
                                          Barbara I. Palermo

                         REPORT OF THE AUDIT COMMITTEE

   The Role of the Audit Committee. The Company's management is responsible for the Company's financial reporting process, including its system of internal control, and for the preparation of its consolidated financial statements in accordance with generally accepted accounting principles. The Company's independent auditors are responsible for auditing those financial statements. The role and responsibility of the Audit Committee is to monitor and review these processes.

   The members of the Audit Committee are not employees of the Company and are not, nor do they represent themselves to be experts in the fields of accounting or auditing, and they do not undertake to conduct auditing or accounting reviews or procedures. Therefore, in performing their oversight role, the members of the Audit Committee must necessarily rely, without independent verification, on management's representations that it has maintained appropriate accounting and financial reporting principles and policies and appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations, and that the Company's financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company's financial statements.

   Report of the Audit Committee. We have reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2001 with management. We also have discussed with Grant Thornton LLP, the Company's independent certified public accountants for fiscal year 2001, the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committee). In addition, we have received the written disclosures and the letter from Grant Thornton, LLP as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed the independence of Grant Thornton, LLP with that firm.

   Based on our review of the matters noted above and our discussions with Grant Thornton LLP and the Company's management, we recommended to the Board of Directors that the Company's financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

                                          Respectfully Submitted,

                                          The Audit Committee of the Board of
                                            Directors

                                          Robert E. Williams
                                          Julia M. DiGiovanni
                                          Warren T. Finley

   Notwithstanding anything to the contrary set forth in the Company's previous filings under the Securities Act of 1933, as amended, or the Securities
Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Reports of the Compensation Committee and the Audit Committee and the performance graph on the following page shall not be incorporated by reference into any such filings.

                           COMPANY STOCK PERFORMANCE

   The following line-graph compares, for the period from the commencement of our initial public offering on June 14, 2000 through the end of our fiscal year on December 31, 2001, the cumulative stockholder returns, at each of the quarter ends, for the Company, the Russell 2000 Index and an index, published by SNL Securities LC, of peer group companies which is made up of banks and bank holding companies with assets of up to $250 million.

                                    [CHART]

                 Pacific Mercantile Bancorp      Russell 2000    SNL <$250M Bank Index
 6/14/2000                 100.00                   100.00               100.00
 6/30/2000                  98.46                   101.46                98.84
12/31/2000                  73.85                    95.49               104.04
 6/30/2001                  88.00                   102.14               124.07
12/31/2001                  98.46                    97.86               129.72


                                            6/14/00 6/30/00 12/31/00 6/30/01 12/31/01
                                            ------- ------- -------- ------- --------
Pacific Mercantile Bancorp................. 100.00   98.46    73.85   88.00    98.46
Russell 2000............................... 100.00  101.46    95.49  102.14    97.86
SNL (less than) $250 Million Bank Index.... 100.00   98.84   104.04  124.07   129.72

   The Stock Performance Graph assumes that $100 was invested on June 14, 2000 in our shares and in the Russell 2000 Index and in the peer group banks and that any dividends issued for the indicated periods were reinvested. Shareholder returns shown in the graph should not be considered indicative of future stock performance.

                        RATIFICATION OF APPOINTMENT OF
                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                               (Proposal No. 2)

   Grant Thornton LLP audited the Company's consolidated financial statements for the fiscal year ended December 31, 2001. Grant Thornton LLP has been selected by the Board of Directors as the Company's auditing firm for the fiscal year ending December 31, 2002. Although shareholder approval is not required, the Board of Directors is requesting that the shareholders ratify the selection of Grant Thornton as the Company's independent certified public accountants. In the event the Grant Thornton's selection is not ratified by the shareholders, the Board of Directors will reconsider such appointment.

   A representative of Grant Thornton will attend the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

   Arthur Andersen LLP were the Company's independent certified public accountants, and opined on the Company's consolidated financial statements, for its fiscal year ended December 31, 1999 and for the period from the Company's inception (for financial statement purposes) of May 1998 to December 31, 1998. In October 2000, the Company dismissed Arthur Andersen LLP as its independent certified public accountants and selected Grant Thornton LLP as its new independent certified public accountants. Grant Thornton audited the Company's consolidated financial statements for the fiscal year ended December 31, 2000. As confirmed by Arthur Andersen LLP in a letter dated October 23, 2000 that was filed with the Securities Exchange Commission, there had never been (i) any disagreements between the Company and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures or (ii) any "reportable events" (as defined in Paragraph
(a)(v) of Item 304 of Regulation S-K as promulgated by the Securities and Exchange Commission).

   At no time during the period from the Company's inception through December 31, 1999 or during the subsequent interim periods preceding Grant Thornton's engagement as the Company's independent certified public accountants did the Company or the Bank consult with Grant Thornton regarding the application of accounting principles to any transaction, the type of audit opinion that might be rendered on the financial statements of either the Company or the Bank, or any disagreement or reportable event.

Fees Paid to Accounting Firm

   Grant Thornton's aggregate fees for professional services for the audit of the Company's annual consolidated financial statements, and the review of the Company's interim financial statements included in its quarterly reports on Form 10-Q, for the fiscal year ended December 31, 2001, totaled $92,200.

   Grant Thornton did not provide, and it did not bill and it was not paid any fees for, financial information systems design and implementation services in 2001. The aggregate fees paid by the Company for all other services rendered by Grant Thornton to the Company in fiscal 2001, were $22,700.

   The Audit Committee has determined that the provision of services, in addition to audit services, rendered by Grant Thornton and the fees paid for services rendered to the Company by Grant Thornton were compatible with maintaining its independence.

   Although Arthur Andersen did not provide audit services to the Company in fiscal 2001, it did render professional services relating to the inclusion, in the Company's most recently filed Annual Report on Form 10K, of its audit report on the Company's financial statements for the fiscal year ended December 31, 1999. Arthur Andersen was paid fees totaling $7,500 for those services. Arthur Andersen did not provide any other services to the Company in fiscal 2001.

                             SHAREHOLDER PROPOSALS

   Any shareholder desiring to submit a proposal for action at the Company's 2003 Annual Meeting of Shareholders and presentation in the Company's Proxy Statement with respect to such meeting should arrange for such proposal to be delivered to the Company at its principal place of business no later than December 22, 2003 in order to be considered for inclusion in the Company's proxy statement relating to that meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

                                 OTHER MATTERS

   We are not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is brought before the meeting, the proxy holders named in the enclosed Proxy Card will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

                            ADDITIONAL INFORMATION

Proxy Costs

   We will pay the costs of soliciting proxies from our shareholders, and plan on soliciting proxies by mail. In order to ensure adequate representation at the Annual Meeting, directors, officers and employees (who will not receive any additional compensation) of the Company or the Bank, may communicate with shareholders, brokerage houses and others by telephone, telegraph or in person, to request that proxies be furnished. We will reimburse banks, brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the Company's shares.

                                          By Order of the Board of Directors

                                          /s/ Raymond E. Dellerba
                                          Raymond E. Dellerba
                                          President and Chief Executive Officer

April 18, 2002

   The Annual Report to Shareholders of the Company for the fiscal year ended December 31, 2001 is being mailed concurrently with this Proxy Statement to all Shareholders of record as of April 8, 2002. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

   COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001 WILL BE PROVIDED (WITHOUT EXHIBITS) TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, PACIFIC MERCANTILE BANCORP, 949 SOUTH COAST DRIVE, THIRD FLOOR, COSTA MESA, CALIFORNIA 92626

PROXY
                          PACIFIC MERCANTILE BANCORP
                 ANNUAL MEETING OF SHAREHOLDERS - MAY 21, 2002
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints George Wells, Raymond E. Dellerba and Warren Finley, and each of them individually, with full power of substitution, as attorneys and Proxies, with full power of substitution, to represent the undersigned and to vote, as indicated below, all the shares of Common Stock of Pacific Mercantile Bancorp which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Sutton Place Hotel, 4500 MacArthur Blvd., Newport Beach, California, on Tuesday, May 21, 2002, at 2:00 P.M. Pacific Time, and at any and all adjournments or postponements thereof.

   PROPOSAL 1.  Election of Directors:

[_] For the Nominees Listed Below:                      [_] Withhold Authority:
                    (to vote for the nominees listed below)

           Raymond E. Dellerba, George H. Wells, Ronald W. Chrislip, Julia M. DiGiovanni, Warren T. Finley, John Thomas, M.D., and Robert E. Williams.

   (Instructions: To withhold authority to vote for any nominee, print that nominee's name in the space below.)

        --------------------------------------------------------

   PROPOSAL 2.  Ratification of the Selection of Grant Thornton LLP as
             Company's Independent Public Accountants for the fiscal year ending December 31, 2002.

                 [_] FOR        [_] AGAINST        [_] ABSTAIN

      IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS THAT PROPERLY COMES BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

       IMPORTANT-PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY





   THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER ON THE REVERSE SIDE OF THIS PROXY. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY PROPOSAL, SUCH SHARES WILL BE VOTED "FOR" SUCH THE PROPOSAL. THIS PROXY CONFERS DISCRETIONARY AUTHORITY TO CUMULATE VOTES FOR ANY OR ALL OF THE NOMINEES FOR ELECTION OF DIRECTORS FOR WHICH AUTHORITY TO VOTE HAS NOT BEEN WITHHELD.

                                                      Dated: ______, 2002

                                                      --------------------------
                                                      (Signature of Stockholder)

                                                      --------------------------

                                                      Please sign your name
                                                      exactly as it appears
                                                      hereon. Executors,
                                                      administrators,
                                                      guardians, officers of
                                                      corporations, and others
                                                      signing in fiduciary
                                                      capacity should state
                                                      their full titles as such.

                             Do You Plan to Attend the Meeting? [_] YES  NO [_]

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.